UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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CADENCE DESIGN SYSTEMS, INC.

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April 30, 2007
Re: Cadence Design Systems 2007 Proxy Statement
Dear Cadence Stockholder:
As we approach Cadence Design Systems’ May 9, 2007 Annual Meeting of Stockholders, we ask for your support of the Board’s recommendation for each of the proposals in the 2007 Proxy Statement. In particular, we draw your attention to Proposal 2 and Proposal 3, both involving amendments to an important Cadence equity compensation plan, the 1987 Stock Incentive Plan (the “1987 Plan”).
Proposal 2 seeks shareholder approval of the amendment and restatement of the 1987 Plan in order to continue to attract, retain and motivate Cadence’s executive officers. Proposal 2 would extend the term of the 1987 Plan for an additional ten years. Absent shareholder approval of the extension of the 1987 Plan, the plan will terminate pursuant to its terms on May 21, 2007. Proposal 3 seeks shareholder approval of amendments to the 1987 Plan to increase by 4,000,000 shares the total number of shares of Cadence common stock available under the 1987 Plan, of which up to 2,000,000 would be issuable as incentive stock awards (“ISAs”) under the 1987 Plan. As of March 21, 2007, the 1987 Plan had 3,019,099 shares of common stock available for issuance; and of these shares, a maximum of 816,975 shares of common stock can be issued as ISAs.
As you evaluate Proposal 2 and Proposal 3, we believe that in addition to the information disclosed in the Proxy Statement the following information should be considered:
•	The 1987 Plan is Cadence’s only equity compensation plan under which current executive officers are eligible to receive equity-based compensation awards. Thus, Cadence will not be able to continue to grant incentive stock or options to its current executive officers after May 21, 2007 if Proposal 2 is not adopted. We believe that the expiration of the 1987 Plan will put Cadence at a significant competitive disadvantage and compromise its ability to enhance shareholder value. Moreover, the 1987 Plan allows Cadence to align the interests of executive management with the interests of stockholders. Your vote FOR Proposal 2 will keep this important plan available to Cadence to attract, retain and motivate Cadence’s executive officers.

•	The 4.0 million share increase requested in Proposal 3 represents approximately 1.4% of Cadence’s outstanding stock as of the record date. Importantly, Proposal 3 increases the number of ISAs that can be issued under the 1987 Plan. ISAs are an important compensation tool because the use of ISAs allows Cadence to grant a fewer number of ISAs when compared to options. As the economy continues to improve, the ability to attract, retain and motivate Cadence’s most critical executives is very important. Your vote FOR Proposal 3 will allow the use of both ISAs and stock options, which by their combined use help Cadence make continued progress in reducing overhang from stock compensation plans.

•	We were disappointed to learn that, in their April 26, 2007 report, Institutional Shareholder Services (“ISS”), a proxy advisory service, has recommended that stockholders vote against Proposal 2 and Proposal 3. We disagree with ISS’s voting recommendations. One measure on which ISS based its voting recommendations was their “burn rate” analysis, which measures how rapidly Cadence uses the shares reserved for its equity compensation plans. ISS determined that Cadence has exceeded the three year average industry burn rate cap; however; since 2003 Cadence has maintained a target net grant rate of less than 2.0%, which has been consistently lower than the Radford Benchmark Report for companies in Northern California (as compiled by Radford Surveys (AON Consulting Inc.)). Cadence believes the burn rate methodology used by ISS is flawed. Under ISS’s methodology, adjustments are made to the number of equity awards granted based on the volatility of Cadence’s stock price, as measured by the 200-day moving average as of December 1, 2006. Cadence disagrees with this approach. We believe a three-year burn rate analysis should include the average stock price volatility over the three years when grants were made and not simply a 200 trading day volatility figure selected from a period after the grants were made. By adjusting ISS’s methodology to reflect the volatility Cadence disclosed in its Annual Reports on Form 10-K for the past three years, Cadence’s adjusted three-year burn rate would be 5.01%, which is well below the ISS maximum three-year average burn rate cap of 5.82% for the software and services sector (GICS 4150).

•	Cadence also received a proxy report from Glass Lewis & Company (“GL”), another proxy advisory service. GL concluded that the 1987 Plan passed all of GL’s tests (including the tests that approximate the shareholder value transfer and burn rate tests ISS uses) and that there was no reason for shareholders to object to the 1987 Plan amendments. GL recommended that shareholders vote FOR Proposal 2 and vote FOR Proposal 3.

•	Cadence continues to manage shareholder dilution by actively repurchasing shares of its common stock, even though doing so reduces the shares outstanding and thereby negatively impacts the calculation of Cadence’s annual grant rate as well as the overhang rate. During fiscal 2007, Cadence repurchased 27.9 million shares, which represents approximately 10% of the 274.9 million shares of common stock issued and outstanding at the end of fiscal 2006. (Viewed from another perspective, during fiscal 2006 Cadence issued net grants of 3.577 million shares of stock, which represented less than 15% of the number of shares Cadence repurchased during the fiscal year.) Had Cadence not repurchased these shares, both Cadence’s annual net grant rate and overhang rate would have been lower. Furthermore, during the last eight years Cadence has repurchased approximately 100 million shares of its common stock. Please also note that, as of March 31, 2007, Cadence had remaining authorization from the board to repurchase up to $406.4 million of Cadence shares in the open market

•	Cadence has had strong financial performance during the years since Mike Fister was appointed President & CEO on May 12, 2004. This fact is reflected in Cadence’s stock price. From May 12, 2004 through and including March 30, 2007 (the last day of trading in Q1 2007), Cadence’s stock price performance has exceeded the total return of several comparables:

Total Return
Symbol	Description	(5/12/04-3/30/07)
CDNS	Cadence (EDA)	+ 60%
SNPS	Synopsys (EDA)	0%
MENT	Mentor (EDA)	- 1%
LAVA	Magma (EDA)	- 39%
Average	SNPS/ MENT/ LAVA	- 12%
INDU	Dow Jones Industrial Avg	+ 23%
MID	S&P Mid Cap 400 Index	+ 49%
CCMP	NASDAQ Composite Index	+ 26%
NDQ	NASDAQ 100 Index	+ 25%
SOX	Philadelphia Semi Index	- 1%
Your votes FOR Proposal 2 and Proposal 3 will allow Cadence to continue to attract, retain and motivate Cadence’s executive officers, which is essential to our continuing efforts to build stockholder value. As an important Cadence shareholder, your votes FOR Proposal 2 and Proposal 3 are critical.
I will be calling you shortly to discuss this letter and the Proxy Statement in more detail. However, please do not hesitate to call if you have a question that needs immediate attention.
Sincerely,
James R. Haddad
Corporate Vice President — Finance & Treasurer
Cadence Design Systems, Inc.